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PRICING SUPPLEMENT NUMBER:  16                                File No: 33-59215
(To Prospectus Supplement Dated August 10, 1995               Rule: 424(b)(2)
and Prospectus Dated June 1, 1995)

                                   MEDITRUST
                           (SEC Rule 434 Term Sheet)
                                  $200,000,000
                               MEDIUM-TERM NOTES
                         DUE FROM 9 MONTHS TO 30 YEARS
                               FROM DATE OF ISSUE


Principal Amount  . . . . . . . . . . . . . . . . . . . .         $14,000,000
Issue Price (As Percentage of Principal Amount):  . . . .         $14,000,000        (100%)
Net Proceeds (As Percentage of Principal Amount): . . . .         $13,979,000        (99.85%)
Original Issue Discount Note:  Y/N  . . . . . . . . . . .

Trade Date:                   January 17, 1996                   Interest Rate:  3 month Libor plus 80 bp,
                                                                                 quarterly reset
Interest Payment Period:      Quarterly                          Redemption Date(s):
                                                                 Any time prior to maturity - with 30 days
                                                                                              notice
Interest Payment Date(s):     4/22, 7/22, 10/22, 1/22
Maturity Date:                January 22, 1997                   Terms of Amortizing
                                                                   Notes:                           NA
Settlement Date:              January 22, 1996                   Extendable:                        NA
Repayment Date(s):            NA                                 Renewable:                         NA
Repayment Price(s):           NA                                 Renewable Notice
                                                                   Period:                          NA
Total Amount of OID:          NA                                 Final Maturity Date:               NA
Yield to Maturity:            NA                                 Other Provisions:                  NA
Initial Accrual Period OID:   NA

Selling Agent(s)              Goldman Sachs & Co.

Agent's Commission (As a Percentage of  Principal Amount):       $21,000 (.15%)

As of the date of this Prospectus Supplement, the aggregate initial public offering price of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Supplement relates) is $138,500,000.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING, ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

           The date of this Prospectus Supplement is January 17, 1996